UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)                         July 2, 2012

ACCELR8 TECHNOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

COLORADO

(State or other jurisdiction of incorporation)

0-11485	84-1072256
(Commission File Number)	(IRS Employer Identification No.)

7000 North Broadway, Building 3-307, Denver, CO	80221
(Address of principal executive offices)	(Zip Code)

(303) 863-8808

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 2, 2012, the board of directors (the “Board”) of Accelr8 Technology Corporation (the “Company”) appointed Matthew W. Strobeck, Ph.D., as a member of the Board, effective immediately. On the same date, the Board also appointed Dr. Strobeck and Jack Schuler as members of the Company’s Audit Committee, effective immediately.

Dr. Strobeck, 39, currently serves as a director of Metabolix, Inc. (NASDAQ: MBLX), an innovation-driven bioscience company focused on delivering sustainable solutions to the plastics, chemicals and energy industries, and Santarus, Inc. (NASDAQ: SNTS), a specialty biopharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by physician specialists. He was a Partner and Member of the Management Committee and Advisory Board of Westfield Capital Management from 2008 until 2011, having served as a member of the investment team, specializing in healthcare and life sciences, from May 2003 to June 2008. Dr. Strobeck was a fellow in the Department of Biology at MIT from December 2001 to June 2002. Dr. Strobeck recently joined the Board of Directors of Santarus, Inc. Dr. Strobeck received his B.S. from St. Lawrence University, a Ph.D. from the University of Cincinnati, a S.M. from Harvard University/MIT Health Sciences Technology Program, and a S.M. from the MIT Sloan School of Management.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 9, 2012	ACCELR8 TECHNOLOGY CORPORATION (Registrant) /s/ Lawrence Mehren Lawrence Mehren Chief Executive Officer